Exhibit 21.1

CONTURA ENERGY, INC.
Subsidiaries List

Name of Subsidiary	Jurisdiction of Incorporation
Contura CAPP Land, LLC	Delaware
Contura Coal Resources, LLC	Delaware
Contura Coal Sales, LLC	Delaware
Contura Coal West, LLC	Delaware
Contura Energy Services, LLC	Delaware
Contura Energy, LLC	Delaware
Contura European Marketing, LLC	Delaware
Contura Freeport, LLC	Delaware
Contura Mining Holding, LLC	Delaware
Contura Pennsylvania Land, LLC	Delaware
Contura Pennsylvania Terminal, LLC	Delaware
Contura Terminal, LLC	Delaware
Contura Wyoming Land, LLC	Delaware
Cumberland Contura, LLC	Delaware
Dickenson-Russell Contura, LLC	Delaware
Emerald Contura, LLC	Delaware
Nicholas Contura, LLC	Delaware
Paramont Contura, LLC	Delaware
Power Mountain Contura, LLC	Delaware